UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2013

SYNIVERSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32432	30-0041666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8125 Highwoods Palm Way

Tampa, Florida 33647

Telephone: (813) 637-5000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on June 30, 2012, Syniverse Holdings, Inc. (the “Company”), entered into an Agreement (the “Purchase Agreement”) with WP Roaming S.à.r.l., a Luxembourg limited liability company (the “Seller”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Purchase Agreement, the Company will acquire from the Seller all the shares and preferred equity certificates (whether convertible or not) in WP Roaming III S.à.r.l. (“WP Roaming”) (the “Transaction”). In addition, at the closing of the Transaction, the Company shall, on behalf of WP Roaming, pay all amounts outstanding to WP Roaming’s third-party lenders in order to ensure the release of all related guarantees and security interests (the “Refinancing”). The Seller has covenanted in the Purchase Agreement that the principal amounts repayable (excluding interest and any other fees, costs and expenses relating thereto) will not exceed approximately €348 million and $89 million.

Credit Agreement

On February 4, 2013, Syniverse Magellan Finance, LLC (the “Finance Sub”), a direct subsidiary of the Company entered into a delayed draw credit agreement (the “Credit Agreement”) with Barclays Bank PLC, as administrative agent, and the other financial institutions and lenders from time to time party thereto, providing for a new senior credit facility (the “New Senior Credit Facility”) consisting of a $700.0 million delayed draw term loan facility (the “Term Loan Facility”). The financial institutions and lenders will fund the term loans under the Term Loan Facility when certain conditions specified in the New Senior Credit Facility are satisfied, including:

•

the consummation of the Transaction substantially concurrently with the initial funding under the Term Loan Facility in accordance with the terms of the Purchase Agreement without giving effect to any modification, amendment, consent or waiver material and adverse to the lenders without the consent of the Commitment Parties;

•	the accuracy of certain major representations, as described in the Credit Agreement;

•	the absence of certain major events of default, as described in the Credit Agreement;

•	the consummation of the Refinancing (as defined below) substantially concurrently with the initial borrowing under the Term Loan Facility;

•	the delivery of financial statements, as described in the Credit Agreement;

•

the execution and delivery of guarantees and security documentation for the New Senior Credit Facility, including receipt of documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules; and

•	the payment of fees and expenses in connection with the Facilities.

Subject to specified conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), the Term Loan Facility may be expanded (or a new term loan facility added to the New Senior Credit Facility) by an additional amount as will not cause the net senior secured leverage ratio after giving effect to the incurrence of such additional amount to exceed 4.0:1.0 (calculated by treating any unsecured debt incurred in reliance on this clause (ii) as if it were secured).

Under the New Senior Credit Facility, Finance Sub is required to merge with and into the Company, with the Company as the surviving entity (the “Finance Sub Merger”) following the initial borrowing under the New Senior Credit Facility (such date, the “Funding Date”) and consummation of the Transaction described below. In connection with the Finance Sub Merger, the Company will assume the obligations of Finance Sub under the New Senior Credit Facility. Moreover, the New Senior Credit Facility contains a covenant requiring the Company to use commercially reasonable efforts to refinance the Term Loan Facility with incremental loans under its existing credit agreement with an identical maturity, amortization, interest rate and floors to those described below (the “Takeout”). This obligation terminates 30 days after the Funding Date. The Company is not obligated to effectuate the Takeout if it determines, in good faith, that it would result in adverse tax consequences to the Company.

Maturity

The Term Loan Facility will mature the earliest of (i) April 23, 2019, (ii) the date of termination in whole of the commitments under the Term Loan Facility and (iii) the date the loans under the Term Loan Facility are declared due and payable in connection with an event of default; provided that (a) in the event that more than $50 million of the Company’s 9.125% Senior Notes due 2019 (the

“Senior Notes”) remain outstanding on the date that is 91 days prior to the stated maturity of the Senior Notes (the “First Springing Maturity Date”), the maturity date for the Term Loan Facility will be the First Springing Maturity Date and (b) in the event that more than $50 million in aggregate principal amount of any refinancing indebtedness in respect of the Senior Notes remains outstanding on the date that is 91 days prior to the stated maturity of such refinancing indebtedness (the “Second Springing Maturity Date”), the maturity date for the Term Loan Facility will be the earlier of the Second Springing Maturity Date and April 23, 2019.

Amortization; Prepayments

Commencing with the end of the first fiscal quarter beginning after the Funding Date, the Term Loan Facility will begin amortizing in equal quarterly installments in an amount equal to 0.25% per quarter of the original principal amount thereof, with the remaining balance due at final maturity.

The Company may voluntarily prepay loans or reduce commitments under the New Senior Credit Facility, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty, except that prepayments and certain refinancings of the Term Loan Facility within one year after the Funding Date of the New Senior Credit Facility will be subject to a prepayment premium of 1.0% of the principal amount prepaid. The Company must prepay the Term Loan Facility with the net cash proceeds of asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under the New Senior Credit Facility unless specifically incurred to refinance a portion of the New Senior Credit Facility) and, for the year ended December 31, 2013 (or if the Funding Date occurs after June 30, 2013, December 31, 2014) and thereafter, 50% of excess cash flow (such percentage to be subject to a reduction to zero based on the achievement of a net senior secured leverage ratio of less than or equal to 2.75:1.0), in each case, subject to certain reinvestment rights and other exceptions, including for the ratable prepayment or redemption of pari passu indebtedness, as well as the right of the lenders to decline certain prepayments.

Interest; Fees

Borrowings bear interest at a floating rate which can be, at the Company’s option, either (i) a Eurodollar borrowing rate for a specified interest period plus an applicable margin or, (ii) an alternative base rate plus an applicable margin, in the case of term loans under the New Senior Credit Facility, subject to a Eurodollar rate floor of 1.00% or a base rate floor of 2.00%, as applicable. The applicable margin for the term loans under the New Senior Credit Facility is 3.00% per annum for Eurodollar loans and 2.00% per annum for base rate loans.

Guarantees; Security

After the Finance Sub Merger, the Company’s obligations under the New Senior Credit Facility will be guaranteed by Holdings and each of its current and future direct and indirect wholly owned domestic subsidiaries (the “Subsidiary Guarantors”) (other than (i) subsidiaries designated as unrestricted, (ii) immaterial subsidiaries, (iii) any subsidiary that is prohibited by applicable law or certain contractual obligations from guaranteeing the New Senior Credit Facility or which would require governmental approval to provide a guarantee, (iv) certain holding companies of foreign subsidiaries, (v) not-for-profit subsidiaries, if any, (vi) certain receivables financing subsidiaries, (vii) any subsidiary with respect to which the Company and the administrative agent reasonably agree that the burden, cost or other consequences of providing a guarantee will be excessive in view of the benefits obtained by the lenders therefrom and (viii) any subsidiary whose guaranteeing of the New Senior Credit Facility would result in a material adverse tax consequence, and will be secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions)). The guarantee by Holdings will contain a negative covenant restricting the activities of Holdings subject to customary exceptions.

Covenants; Representations and Warranties

The New Senior Credit Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants are limited to the following: limitations on the incurrence of debt, liens, fundamental changes, restrictions on subsidiary distributions, transactions with affiliates, further negative pledge, asset sales, restricted payments, investments and acquisitions, repayment of certain debt in the event of a change of control, amendments of certain debt documents and the activities of Finance Sub between the execution of the Credit Agreement and the Funding Date. The negative covenants are subject to the customary exceptions.

There are no financial covenants included in the New Senior Credit Facility.

Events of Default; Change of Control

The New Senior Credit Facility provides that, upon the occurrence of certain events of default, the Company’s obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, including the existing senior notes, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default. The events of default are subject to exceptions and cure rights.

The foregoing summary of the New Senior Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the terms and conditions of the New Senior Credit Facility, which will be filed as an exhibit to the Company’s next periodic report.

Amended Commitment Letter

In connection with the Purchase Agreement and as previously disclosed, on June 29, 2012, the Company entered into a debt financing commitment letter (the “Commitment Letter”) with Barclays Bank PLC, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Credit Suisse AG, Credit Suisse Securities (USA) LLC and Goldman Sachs Bank (the “Commitment Parties”). On January 28, 2013, the Company and the Commitment Parties entered into an amendment to the Commitment Letter (the “Amended Commitment Letter”), which became effective upon the execution of the New Senior Credit Facility described above.

Pursuant to the Amended Commitment Letter, if, on the Funding Date, any of the lenders or other financial institutions party to the New Senior Credit Facility does not fund its pro rata share of the commitments, each Commitment Party will become a replacement lender under the “yank-a-bank” provisions of the New Senior Credit Facility in respect of its ratable portion of the commitments of all such lenders or other financial institutions. In addition, certain of the Commitment Parties will act as the initial lenders, joint lead arrangers and joint bookrunners with respect to a backstop facility which will be available if and to the extent that (i) the Company is unable to incur all or a portion of the Term Loan Facility in compliance with its existing financing agreements on the closing date of the Transaction or (ii) the Company requires additional funds to consummate the Transaction (the “Backstop Facility”, and together with the Term Loan Facility, the “Facilities”), but in no event more than $700.0 million in the aggregate being incurred under the Facilities. The Backstop Facility is subject to the terms and conditions set forth in the Commitment Letter. Proceeds from the Facilities, together with the proceeds of any debt issued in lieu of the Backstop Facility, and cash on hand at the Company will be used to finance the Transaction and pay the fees and expenses related to the foregoing.

The Backstop Facility will include certain representations and warranties, affirmative and negative covenants, events of default, guarantee arrangements, as described in the Commitment Letter. The Commitment Parties’ obligations to provide the financing under the Backstop Facility are subject to the satisfaction of specified conditions previously disclosed in the Current Report on Form 8-K filed on July 3, 2012.

The documentation governing the Backstop Facility has not been finalized, and accordingly the actual terms may differ from the description of such terms in the foregoing summary of the Amended Commitment Letter. The foregoing summary of the Amended Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by, the terms and conditions of the Amended Commitment Letter, which will be filed as an exhibit to the Company’s next periodic report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning the Company’s direct financial obligations under the New Senior Credit Facility is hereby incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Date: February 5, 2013

SYNIVERSE HOLDINGS, INC. (Registrant)

By:	/s/ Laura E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President and General Counsel